                                                                   EXHIBIT 10(b)




                SUPPLEMENTAL DEATH AND RETIREMENT BENEFITS PLAN

                        OF LONG ISLAND LIGHTING COMPANY





                 As Amended and Restated Effective May 1, 1995

                                   ARTICLE I

                                PURPOSE OF PLAN

                 This Supplemental Death and Retirement Benefits Plan of Long Island Lighting Company (The "Plan") provides death benefits and unfunded retirement benefits for Officers and other Principal Executives of LILCO who are subject to disproportionate amounts of income tax as a result of protecting their Beneficiaries during their active employment. This plan also mitigates the more severe cost of living erosion such executives experience after retirement. The Company believes that this additional compensation will make LILCO's Executive Compensation Program sufficiently competitive so that the Company will continue to attract, retain, and motivate highly qualified executives.


                                   ARTICLE II

                                  DEFINITIONS


                 Wherever used in the Plan, the masculine pronoun shall be deemed to include the feminine. Words used in the singular or plural shall be construed as if plural or singular, respectively, where they would so apply.

                            * * * * * * * * * * * *

         Wherever used herein:

         2.1 "Beneficiary" means the person or persons (including the Participant's spouse) whom the Participant designated to receive the benefits payable under the Plan. For the retirement benefits provided under Section 5.5, each Participant must name the Beneficiary on a form furnished by and filed with the Plan Administrator. Each Participant may change the Beneficiary by filing with the Plan Administrator written notice to that effect on a form furnished by the Plan Administrator. The change will take effect when the Plan Administrator receives notice. For the death benefits provided under Article V, the Beneficiary means the person or persons whom the Participant designated in the manner prescribed by the insurer or in the manner described in
                 Section 5.3 or 5.4. With respect to both retirement and death benefits, if no Beneficiary is selected, payment will be made to the Participant's estate.

         2.2 "Company" or "LILCO" means Long Island Lighting Company, a New York Corporation.

         2.3 "Compensation" means the Participant's highest annual rate of pay consisting of (i) the Participant's highest rate of base pay in effect at any time, and (ii) an incentive benefit payment pursuant to the Executive Incentive Compensation Plan of Long Island Lighting Company.

         2.4     "Effective Date" means April 1, 1981.

         2.5 "Executive Officer" means the Chief Executive Officer and the President of the Company. Each Executive Officer will have five Units of Compensation.

         2.6 "Disability Leave Plan" means the Disability Leave Plan of Long Island Lighting Company in effect as of January 1, 1993.

         2.7 "Long Term Disability Plan" means the Long Term Disability Plan for Management and Management Support Employees of Long Island Lighting Company in effect as of January 1, 1993.

         2.8 "Normal Retirement Date" means the first day of the month nearest the Participant's 65th birthday.

         2.9 "Officer" means an employee who, on or after January 1, 1993, is either (a) a Company Officer, or (b) an Assistant Vice President. Each Officer will have three Units of Compensation.

       2.10 "Participant" means an Executive Officer, an Officer, or a Principal Executive during the period of his eligibility in the Plan.

       2.11 "Plan" means the plan set forth herein, known as the "Supplemental Death And Retirement Benefits Plan of Long Island Lighting Company," as it may be amended from time to time.

       2.12      "Plan Administrator" means an appointed or duly    elected
                 Officer of the Company designated by the Board of Directors.

       2.13 "Principal Executive" means an employee of the Company who meets the conditions set forth in (a) or (b) below and has been provided with notice of his status as a Participant in the Plan.

                 (a) Before the date on which any designations are made in accordance with the provisions of section 2.13(b), an employee who was a Principal Executive between April 1, 1981 and November 30, 1986.

                          Principal Executives satisfying this condition will have two Units of Compensation for calculating Death Benefits under Article V and three Units of Compensation for calculating Retirement Benefits under Section 5.5(2).

                 (b) Subsequent to December 31, 1992, an employee who has been designated by the Board of Directors to be a Principal Executive for purposes of the Plan. Principal Executives satisfying this condition will have two Units of Compensation.

       2.14 "Years of Participation" means the period measured in years and months from the date the Participant is included in the Plan until the Participant's status in the Plan is terminated. Years of Participation include periods during which the employee would have been in active employment with LILCO as a Participant except if the Participant was on a leave of absence from active employment authorized solely by LILCO.

       2.15 "Years of Employment" means the sum of the period or periods, measured in years and months, whether or not continuous, that the Participant worked at LILCO.

       2.16      "Unit of Compensation" means the Participant's
                 Compensation.



                                  ARTICLE III

                                  ELIGIBILITY

       3.1 Executive Officers and Officers are eligible to participate in the Plan and continue to participate in the Plan during the period of their employment either as an Executive Officer or as an Officer.

       3.2 Employees who were Principal Executives as defined in Section 2.13(a) between April 1, 1981 and November 30, 1986 are eligible to participate in the Plan during the period of their employment.

       3.3 An employee who has been designated by the Board of Directors to be a Principal Executive is eligible to participate in the Plan and will continue to participate in the Plan only during the period fixed by the Board of Directors at the time of designation as a Principal Executive or for such longer period as the Board of Directors shall subsequently determine.



                                   ARTICLE IV

                                    VESTING

                 A Participant who has reached the earlier of (1) age 60 and 10 years of service or (2) his or her Normal Retirement Date will be vested in the benefits described herein. A nonvested Participant whose employment is terminated is not entitled to any benefits under this Plan.


                                   ARTICLE V

                            BENEFITS UNDER THE PLAN

       5.1       Pre-retirement Death Benefit

                 Upon the death of a Participant before retirement, the Participant's Beneficiary will be entitled to receive a lump sum in an amount equal to the product, rounded up to the nearest $1,000 of (1) the Participant's Unit of Compensation and (2) the multiple indicated below:

                 (a)      if the Participant is an Executive

                 Officer, five,

                 (b)      if the Participant is an Officer, three.

                 (c)      if the Participant is a Principal Executive, two.


       5.2       Insured Death Benefit

                 If the Company chooses to enter into an insurance contract or contracts in order to provide the death benefits described in the Plan, the Participant must apply for insurance. In order to obtain coverage under the Plan, the Participant must comply with the necessary administrative requirements of the insurance company. If the Participant applies for insurance but is found to be ineligible by the insurance company, the Participant will be covered under the Plan on an uninsured basis and will receive from the Company the dollar amount of death benefit described in Section 5.1. If, for any reason, the insurer after issuing a policy should successfully contest the Participant's right to receive insurance proceeds in an amount equal to the death benefit described in Section 5.1, the Participant will receive from LILCO the difference between the amount, if any, the insurer paid and the dollar amount of death benefit described in Section 5.1.

                 If LILCO enters into an insurance contract or contracts in order to provide the death benefits described in the Plan, the Participant will not be eligible to receive any annuity payment pursuant to section 5.5 of the Plan until the insurance policy is terminated or the Participant has designated LILCO as Beneficiary of the policy. To the extent that the terms of the insurance policy permit assignment of the right to designate the Beneficiary, the Participant will be permitted to assign such right. However, if the Participant does not reserve the right to redesignate the Company as the Beneficiary of the policy, the Participant will not have the right to receive an annuity under Section 5.5 of the Plan. No portion of any uninsured death benefit is subject to assignment or anticipation.


       5.3       Pre-retirement Insured Death Benefit

                 To the extent an insurance policy funds the death benefits and the Participant designates a Beneficiary to receive the proceeds payable under the policy, the payment terms under the insurance contract the Participant has elected will control in the event of the Participant's death.


       5.4       Pre-retirement Uninsured Death Benefit

                 Any pre-retirement death benefit not payable by an insurer at the direction of the insured shall only be a general LILCO obligation. A Participant eligible for insurance protection under an insurance policy maintained by LILCO may elect to name LILCO as the Beneficiary under the policy. In that event, the death benefit will be deemed uninsured and payment of the amount described in Section 5.1 will only be a general LILCO obligation and the Participant will have no rights in any insurance policy maintained by LILCO on the Participant's life. LILCO will pay any actual or deemed uninsured death benefit to the Beneficiary designated in writing on the form furnished by and filed with the Plan Administrator. If no Beneficiary is selected, payment will be made to the Participant's estate. For a discussion of the federal income tax consequences if LILCO is designated as the Beneficiary, see Article XIII.

                 If a Participant has not designated a Beneficiary for any increased amount of death benefit payable after January 1, 1993, payment will be made to the same Beneficiary whom the Participant designated under the existing group term life insurance contract in the same proportions as the proceeds payable to each Beneficiary under that insurance contract.

       5.5       Post-Retirement Benefit

                 Not later than December 31 in the year preceding the Participant's Normal Retirement Date, the Participant must make an election for each Unit of Compensation, up to a total of five units for an Executive Officer; up to a total of three units for an Officer; and up to a total of two units for a Principal Executive, except for those who were Principal Executives in the Plan between April 1, 1981 and November 30, 1986 who are entitled to two Units of Compensation if they elect the death benefits under subsection (1) hereof, or three

                 Units of Compensation if they elect the retirement benefits under subsection (2) hereof. The election will be to have either:

                 (1) the Company continue to pay (to the Participant, or at his election, to the insurer) an amount equal to the premiums due under the life insurance policy on the Participant's life described in Section 5.1 (or, if payment of the Participant's death benefit is an obligation of LILCO and not the insurer, have the Company continue to provide the amount of death benefit to which the Participant is entitled under
                          Section 5.1), or

                 (2) the Company pay a retirement benefit, in the form described below in subparagraph (a) or a combination of (a) and (b):

                          (a) A basic supplemental retirement benefit payable monthly for 180 months certain, beginning on the first day of the month following the date of retirement, equal to five percent of each Unit of Compensation. The Participant's election under this option may provide for the benefit to be received in one of several different equivalent actuarial forms that are set forth in the Appendix to this Plan.

                          (b) A lump sum amount payable on the first day of the month following the date of retirement equal to no more than 50 percent of the present value of the basic supplemental retirement benefit that would otherwise be payable under (a) above.

                 If the Participant elects a combination of (a) and (b), the annuity described in option (a) will be reduced so that its present value is equal to the present value of the annuity initially described in (a) reduced by the amount paid pursuant to option (b).

                 If a Participant does not make an election pursuant to this section, the form of the pre-retirement death benefit previously in effect will be continued.

       5.6       Earliest Pension Commencement Date

                 Notwithstanding any other provision of this Plan, the earliest date that monthly retirement payments may commence or that the lump sum amount may be paid to any Participant as described under Section 5.5(2)(a) and (2)(b), respectively, will be the first day of the first month coincident with or next following the fifth anniversary of the Participant's date of entry into the Plan, with that date being the Participant's "Earliest Pension Commencement Date." A vested Participant who retires before his Earliest Pension Commencement Date will receive at the Earliest Pension Commencement Date the benefit to which he was entitled at his Normal Retirement Date.

                 If a Participant should die during the period beginning with the date of actual retirement and ending on his Earliest Pension Commencement Date, the Participant will be deemed to have retired on the day before his date of death and to have commenced receipt of the pension benefit, if any, which he elected to receive.

       5.7       Late Retirement

                 If the Participant continues his employment with the Company beyond his Normal Retirement Date, the Participant may change the election he previously made pursuant to Section 5.5, provided any such changed election is made no later than December 31 in the year preceding his actual retirement.


       5.8       Early Retirement

                 A Participant may retire before his Normal Retirement Date on the first day of any month coincident with or next following the date on which he has both attained age 60 and completed 10 years of employment. Upon such early retirement, the death benefit or post-retirement annuity or any combination thereof will be reduced. The amount of the reduced death benefit or reduced post-retirement annuity or any combination thereof shall be equal to the product of (1) and (2) where (1) is equal to the ratio of the Participant's Years of Participation at his early retirement date to the Years of Participation the Participant would have had at his Normal Retirement Date if his participation had continued until that date and (2) is equal to the amount determined under the option the Participant elected under Section 5.5 as though the Participant's early retirement date were his Normal Retirement Date. The Participant must make the Section 5.5 elections not later than December 31 in the year preceding retirement.

       5.9       Disability

                 If a Participant becomes disabled as determined under either the Disability Leave Plan or the Long Term Disability Plan, the Participant will be considered disabled under this Plan. A disabled Participant will continue to be a Participant in this Plan during the period of disability for purposes of vesting and Plan participation until the Earliest Pension Commencement Date, as referred to in Section 5.6, at which time the Participant will be deemed to have retired for purposes of this Plan.


                                   ARTICLE VI

                                 ADMINISTRATION

       6.1       Plan Administrator and Powers

                 The Plan Administrator shall administer this Plan. On all matters and questions of interpreting or administering the Plan, the decisions of the Plan Administrator shall govern and control and shall be conclusive and binding on the persons at any time having or claiming to have any interest whatsoever under this Plan. For example, the Plan Administrator will establish the factors, methods and assumptions utilized to determine the actuarial equivalent value of any benefit under this Plan or he may provide for additional times at which benefit elections under this Plan may be made. The Plan Administrator may employ attorneys, accountants, actuaries and other consultants or advisors to render advice to or otherwise to assist him in carrying out his responsibilities under the Plan including participation in the Claims Review Procedure.


                                  ARTICLE VII

                            CLAIMS REVIEW PROCEDURE

                 Any Participant, former Participant, or Beneficiary of either, who has been denied a benefit by a decision of the Plan Administrator may request that the Plan Administrator give further consideration to his claim by filing with the Plan Administrator a request for a hearing. That request, together with a written statement of the reasons why the claimant believes his claim should be allowed, must be filed with the Plan Administrator no later than 60 days after the claimant receives written notice that his initial claim in whole or in part was denied.

                 Upon receiving a request for review, the Plan Administrator will conduct a hearing within the next 60 days, at which the claimant may be present and may be represented by an attorney or other representative of his choosing. At the hearing, the claimant will have the opportunity to submit written and oral evidence and arguments in support of his claim. At the hearing (or before the hearing date upon five business days' written notice to the Plan Administrator), the claimant or his representative will be given the opportunity to review all documents in the Plan Administrator's possession that relate to the claim and its disallowance.

                 Either the claimant or the Plan Administrator may cause a court reporter to attend the hearing and record the proceedings. In such event, the reporter will furnish both parties with a complete written transcript of the proceedings. The full expense of any such reporter and transcript will be borne by the party causing the reporter to attend the hearing.

                 The Plan Administrator will make the final decision as to the allowance of the claim within 60 days of receiving the appeal (unless there has been an extension of up to 60 days due to special circumstances, provided the delay and the circumstances occasioning it are communicated to the claimant within the 60-day period). Such communication must be written in a manner calculated to be understood by the claimant and must include specific reasons for the decision and specific references to the Plan provisions on which the decision is based.


                                  ARTICLE VIII

                 EFFECT OF DESIGNATION OF LILCO AS BENEFICIARY

                 In general, to the extent that any death benefit is not funded by an insurance policy or is paid under a policy pursuant to which LILCO has been designated as the Beneficiary of the proceeds, the premium payments made on the policy will not be includable in the Participant's income for federal income tax purposes. However, the death benefits payable under the policy will be subject to federal income tax.

                 On the other hand, to the extent that any death benefit is funded by an insurance policy and the Participant designates a Beneficiary other than LILCO, the premiums paid by LILCO will be included in the Participant's income for federal income tax purposes. However, the death benefits payable under the policy will not be subject to federal income tax.

                 This is not intended to be general tax advice but merely to inform Participants regarding the effect of exercising the option now available to designate LILCO as a Beneficiary under the policy. In making the determination as to the appropriate Beneficiary designation, the Participant should consider all the aspects of his family financial planning objectives.


                                   ARTICLE IX

                                 MISCELLANEOUS

                 Payment of premiums, death benefits not payable by the insurer, and annuity benefits under this Plan will be paid out of the Company's general assets. A trust currently exists to accumulate the funds necessary to pay the benefits under the Plan. The Company may, from time to time, establish an additional trust for this purpose. The Participant's right to receive benefits under the Plan will be no greater than the right of any unsecured general creditor, and no amount payable by the Company under this Plan, in whole or in part, will be subject in any manner to anticipation, alienation, or assignment by the Participant or the Participant's Beneficiary.

                 Nothing in this Plan may be construed as a contract of employment between the Company and the Participant nor may any provision of the Plan interfere with the right of the Company to discharge any employee.


                                   ARTICLE X

                            AMENDMENT OR TERMINATION

                 The Company intends to continue the Plan indefinitely. Nevertheless, in order to protect against unforeseen conditions, the Company reserves the right at any time and from time to time, by resolution of its Board of Directors, to amend or terminate this Plan, provided, however, that no such amendment or termination adversely affects the vested benefit that had accrued to any Participant or Beneficiary before the date that the Plan was amended or terminated.



                                   APPENDIX 1

                           OPTIONAL FORMS OF BENEFIT


       A.1       Form of Monthly Retirement Income Payments

                 A Participant who elects to receive all or a portion of his benefits in the form of a monthly retirement income payment under Section 5.5(2)(a) may further elect to receive that income payment in one of the following optional forms of monthly payment, which, in each case, is determined by multiplying the basic supplemental retirement benefit described in the first sentence of Section 5.5(2)(a) by the applicable conversion factor.

                 (1) An increasing rate of payment for 180 months certain with the amount of payment for each of the first 12 months being equal to 78.95% of the amount that would otherwise be payable and with the rate of monthly payments for each subsequent 12 months increased by 4%, compounded annually. During the 15th year, the last year of payments under the option, the rate of monthly payment will be $1.73 for each $1.00 of monthly payments in the first year.

                 (2) A reduced annuity for the lifetime of the Participant, with 180 months certain where each such monthly payment will be determined by reference to the applicable conversion factor.

                 (3) A 50% joint and survivor annuity under which the monthly payment for the lifetime of the Participant will be determined by reference to the applicable conversion factor and, upon the Participant's death, continued for the lifetime of the Participant's beneficiary at 50% of the monthly payment that has been made by the Participant. This option has no certain period.

                 (4) A combination of Options (1) and (2) above under which payments will be made for the lifetime of the Participant for 180 monthly certain payments. The amount of payment for each of the first twelve months will be determined by reference to the applicable conversion factor with the rate of monthly payment for each subsequent twelve months increasing by 4%, compounded annually for the remainder of the Participant's lifetime.

                 (5) A combination of Options (1) and (3) as described above with the amount of payment for each of the first twelve months being determined by reference to the applicable conversion factor with the rate of monthly payment for each subsequent twelve months increased by 4% compounded annually for the remainder of the Participant's lifetime and, upon the Participant's death, continued for the lifetime of the Participant's Beneficiary at 50% of the monthly payment that had been made to the Participant. This option has no certain period.

                 (6) A 100% joint and survivor annuity under which each monthly payment during the lifetime of the Participant will be determined by reference to the applicable conversion factor and, upon the Participant's death, continued for the lifetime of the Participant's Beneficiary at 100% of the monthly payment that had been made to the Participant. This option has no certain period.

       A.2       Election Period

                 If a Participant elects to receive the post-retirement benefit described in Section 5.5 and the form of monthly income payments as described in Section A.1 of this Appendix, the Participant must make the election in the time prescribed in Sections 5.5, 5.7 or 5.8, whichever is applicable.

                 If circumstances preclude the Participant from making an election before January 1 of the year in which the date of retirement falls, this requirement may be waived in the sole discretion of the Plan Administrator.

       A.3       Manner of Election

                 All elections must be made in writing on forms provided by the Plan Administrator.